                                                                            Exhibit 99.1

Protective Life Corporation
Post Office Box 2606
Birmingham, AL 35202
205-268-1000

FOR IMMEDIATE RELEASE

PROTECTIVE ANNOUNCES
THIRD QUARTER 2005 EARNINGS

BIRMINGHAM, Alabama (October 31, 2005) Protective Life Corporation (NYSE: PL) today reported results for the third quarter of 2005. Highlights include:

•
Operating income for the third quarter was $0.90 per diluted share, compared to $0.88 per share in the third quarter of 2004. Operating income differs from the GAAP measure, net income, in that it excludes realized investment gains (losses) and related amortization. The tables below reconcile operating income to net income for the Company and its business segments.

•
Net income for the third quarter was a record $0.98 per diluted share compared to $0.94 per share in the third quarter of 2004. Included in the quarter’s net income were net realized investment gains of $0.08 per share, compared to $0.06 per share one year ago.

•
Life Insurance sales were $80.0 million for the quarter, an increase of 35.8% over the prior year. Life Insurance pretax operating income, which includes operating income from the Life Marketing and Acquisitions segments, was $57.5 million for the quarter. Third quarter 2004 Life Insurance pretax operating income was $60.1 million.

•
Pretax operating income in the Annuities segment was $4.9 million compared to $4.0 million in the third quarter of 2004. Annuity sales were $144.5 million for the quarter, compared to $180.6 million in the prior year’s quarter.

•	The Stable Value Products segment reported pretax operating income of $13.7 million for the quarter, compared to $13.3 million in the third quarter of 2004.

•	The Asset Protection segment reported pretax operating income of $6.1 million for the quarter, an increase of 12.5% over the prior year’s quarter.

•	Participating mortgage income was $11.5 million for the third quarter of 2005, compared to $9.2 million in the third quarter of 2004.

•	The run-off residual value line reserves were strengthened $5.0 million in the third quarter of 2005.

•
As of September 30, 2005, share-owners’ equity per share, excluding accumulated other comprehensive income, was $28.93 compared with $26.26 a year ago. Share-owners’ equity per share, including accumulated other comprehensive income, was $31.58 compared with $30.49 a year ago.

•	Operating income return on average equity for the twelve months ended September 30, 2005 was 13.0%.

•	Net income return on average equity for the twelve months ended September 30, 2005 was 12.3%.

•
At September 30, 2005, below investment grade securities were less than six percent of invested assets, and problem mortgage loans and foreclosed properties remained less than one percent of the commercial mortgage loan portfolio.

John D. Johns, Protective’s Chairman, President and Chief Executive Officer commented:

“We are pleased to report operating income per share of $0.90 for the third quarter of 2005. We experienced solid growth in life insurance sales as a result of strong universal life sales and improving term sales. The Annuities segment achieved solid profitability despite the challenging interest rate environment and sales of our recently introduced equity indexed annuities continue to gain momentum. The Stable Value segment achieved strong operating earnings for the quarter due to continued growth in account balances. The Asset Protection segment continues to perform well and the underlying trends in this segment continue to be positive. Overall, we believe the Company is on track for a solid finish to the year.”

For information relating to non-GAAP measures (operating income, share-owners’ equity per share excluding other comprehensive income, operating return on average equity, and net income return on average equity) in this press release, please refer to the disclosure at the end of this press release. All per share results used throughout this press release are presented on a diluted basis, unless otherwise noted.

THIRD QUARTER CONSOLIDATED RESULTS

($ in thousands; net of income tax)
	3Q2005	3Q2004

Operating income	$64,474	$61,848
Realized investment gains (losses) and
related amortization, net of certain
derivative gains (losses)	5,417	4,625
Net Income	$69,891	$66,473

($ per share; net of income tax)
	3Q2005	3Q2004

Operating income	$0.90	$0.88
Realized investment gains (losses) and
related amortization
Investments	0.03	0.04
Derivatives	0.05	0.02
Net Income	$0.98	$0.94

BUSINESS SEGMENT OPERATING INCOME (LOSS) BEFORE INCOME TAX

The table below sets forth business segment operating income (loss) before income tax for the periods shown:

OPERATING INCOME (LOSS) BEFORE INCOME TAX
($ in thousands)

	3Q2005	3Q2004

LIFE MARKETING	$38,014	$38,818
ACQUISITIONS	19,510	21,262
ANNUITIES	4,927	4,008
STABLE VALUE PRODUCTS	13,743	13,313
ASSET PROTECTION	6,102	5,425
CORPORATE AND OTHER	16,236	12,325
	$98,532	$95,151

In the Life Marketing, Acquisitions, and Asset Protection segments, pretax operating income equals segment income before income tax for all periods. In the Annuities, Stable Value Products, and Corporate and Other segments, operating income excludes realized investment gains (losses) and related amortization as set forth in the table below.

($ in thousands)	3Q2005	3Q2004

Operating income before
income tax	$98,532	$95,151
Realized investment gains (losses)
Stable Value Contracts	1,300	6,992
Annuities	233	3,524
Corporate and Other	9,741	3,952
Less: settlements on certain interest
rate swaps
Corporate and Other	2,777	4,684
Related amortization of deferred policy
acquisition costs
Annuities	162	2,669
Income before income tax	$106,867	$102,266

Income before income tax (which, unlike operating income before income tax, does not exclude realized gains (losses) net of the related amortization of deferred policy acquisition costs (“DAC”) and participating income from real estate ventures) for the Annuities segment was $5.0 million for the quarter and $4.9 million in the prior year’s quarter. Income before income tax for the Stable Value segment was $15.0 million for the third quarter of 2005 compared to $20.3 million for the third quarter of 2004. Income before income tax for the Corporate and Other segment was $23.2 million for the third quarter of 2005 and $11.6 million for the third quarter of 2004.

The sales statistics given in this press release are used by the Company to measure the relative progress of its marketing efforts. These statistics were derived from the Company’s various sales tracking and administrative systems and were not derived from the Company’s financial reporting systems or financial statements. These statistics attempt to measure only one of many factors that may affect future business segment profitability, and therefore are not intended to be predictive of future profitability.

SALES

The table below sets forth business segment sales for the periods shown:

($ in millions)
	3Q2005	3Q2004

LIFE MARKETING	$80.0	$58.9
ANNUITIES	144.5	180.6
STABLE VALUE PRODUCTS	341.3	775.5
ASSET PROTECTION	136.9	125.1

BUSINESS SEGMENT HIGHLIGHTS

LIFE MARKETING: Pretax operating income for the Life Marketing segment was $38.0 million in the quarter compared to $38.8 million in the third quarter of 2004. The current quarter included unfavorable unlocking of deferred policy acquisition costs (“DAC”) and other one-time reserve adjustments totaling $2.6 million. The current quarter also included a negative impact from the implementation of SOP 03-1 of approximately $0.9 million as compared to the third quarter of 2004. Mortality was unfavorable by approximately $0.2 million in the third quarter of 2005, which was $1.2 million more favorable than the prior year.

Life insurance sales increased to $80.0 million for the quarter, from $58.9 million in the third quarter of 2004. Universal life sales were $52.0 million in the third quarter compared to $17.9 million in the prior year. Term insurance sales were $28.0 million as compared to $41.0 million in the prior year’s quarter.  Term sales in the current quarter were up 4.1% over the second quarter of this year.

ACQUISITIONS: The Acquisitions segment had pretax operating income of $19.5 million for the third quarter of 2005, as compared to $21.3 million in the third quarter of 2004. The decrease is primarily attributable to lower investment income. Mortality was at pricing in the quarter compared to favorable mortality of $0.6 million in the prior year’s quarter.

ANNUITIES: Pretax operating income in the Annuities segment increased to $4.9 million in the third quarter of 2005, from $4.0 million in the third quarter of 2004. The increase is primarily attributable to positive reserve adjustments partially offset by higher expenses.

Total annuity sales were $144.5 million in the third quarter of 2005 compared to $180.6 million in the prior year. Variable annuity sales were $74.7 million in the third quarter of 2005 compared to $74.2 million in the third quarter of 2004. Fixed annuity sales were $69.8 million in the third quarter of 2005 compared to $106.4 million in the prior year. Included in fixed annuity sales for the third quarter of 2005 were $21.2 million of equity indexed annuity sales, a product that was not sold in the third quarter of 2004. Annuity account balances were $5.7 billion as of September 30, 2005.

STABLE VALUE PRODUCTS:  Pretax operating income in the Stable Value Products segment was $13.7 million in the quarter as compared to $13.3 million in the third quarter of 2004. Spreads narrowed to 94 basis points in the third quarter of 2005 from 107 basis points in the third quarter of 2004. The decrease in spreads is attributable to higher interest expense. Stable Value account balances ended the quarter at $5.9 billion. Average account balances increased by $861.3 million compared to the same period in the prior year.

ASSET PROTECTION: The Asset Protection segment had pretax operating income of $6.1 million for the third quarter of 2005 compared to $5.4 million in the prior year’s quarter. The improvement over the prior year’s quarter is primarily attributable to overall higher volume and improved loss ratios.

CORPORATE & OTHER: This segment consists primarily of net investment income on unallocated capital, interest expense on all debt, various other items not associated with the other segments and ancillary run-off lines of business. The segment reported pretax operating income of $16.2 million for the third quarter compared to $12.3 million in the third quarter of 2004. The increase is primarily attributable to the increase in investment income on unallocated capital and the increase in participating mortgage income. Total participating mortgage income was $11.5 million in the third quarter of 2005 compared to $9.2 million in the prior year’s quarter. Investment income on unallocated capital was $33.8 million compared to $19.9 million in the third quarter of 2004. Partially offsetting these positive items was an increase in interest expense of $4.3 million and reserve strengthening of $5.0 million in the run-off residual value line of business.

CONFERENCE CALL

There will be a conference call for management to discuss the quarterly results with analysts and professional investors on November 1, 2005 at 9:00 a.m. Eastern. Analysts and professional investors may access this call by calling 1-800-895-1549 (international callers 1-785-424-1057 and giving the conference ID: Protective. A recording of the call will be available from 12:00 p.m. Eastern November 1 until midnight November 8. The recording may be accessed by calling 1-800-839-4012 (international callers 1-402-220-2981).

The public may listen to a simultaneous webcast of the call on the homepage of the Company's web site at www.protective.com. A recording of the webcast will also be available from 12:00 p.m. Eastern November 1 until midnight November 8.

Supplemental financial information is available on the Company’s web site at www.protective.com in the Analyst/Investor section under the financial report library titled Supplemental Financial Information.

INFORMATION RELATING TO NON-GAAP MEASURES

Throughout this press release, GAAP refers to accounting principles generally accepted in the United States of America. Consolidated and segment operating income are defined as income before income tax excluding net realized investment gains (losses) net of the related amortization of deferred policy acquisition costs (“DAC”) and participating income from real estate ventures, and the cumulative effect of change in accounting principle. Periodic settlements of interest rate swaps associated with corporate debt and certain investments are included in realized gains (losses) but are considered part of consolidated and segment operating income because the swaps are used to mitigate risk in items affecting consolidated and segment operating income. Management believes that consolidated and segment operating income provides relevant and useful information to investors, as it represents the basis on which the performance of the Company’s business is internally assessed. Although the items excluded from consolidated and segment operating income may be significant components in understanding and assessing the Company’s overall financial performance, management believes that consolidated and segment operating income enhances an investor’s understanding of the Company’s results of operations by highlighting the income (loss) attributable to the normal, recurring operations of the Company’s business.

As prescribed by GAAP, certain investments are recorded at their market values with the resulting unrealized gains (losses) affected by a related adjustment to DAC, net of income tax, reported as a component of share-owners’ equity. The market values of fixed maturities increase or decrease as interest rates change. The Company believes that an insurance company’s share-owners’ equity per share may be difficult to analyze without disclosing the effects of recording accumulated other comprehensive income, including unrealized gains (losses) on investments.

RECONCILIATION OF SHARE-OWNERS’ EQUITY PER SHARE EXCLUDING ACCUMULATED OTHER COMPREHENSIVE INCOME PER SHARE

($ per common share outstanding as of September 30, 2005)

Total share-owners’ equity per share	$31.58
Less: Accumulated other comprehensive income per share	2.65

Total share-owners’ equity per share
excluding accumulated other comprehensive income	$28.93

Operating income return on average equity and net income return on average equity are measures used by management to evaluate the Company’s performance. Operating income return on average equity for the twelve months ended September 30, 2005 is calculated by dividing operating income for this period by the average ending balance of share-owners’ equity (excluding accumulated other comprehensive income) for the five most recent quarters. Net income return on average equity for the twelve months ended September 30, 2005, is calculated by dividing net income for this period by the average ending balance of share-owners’ equity (excluding accumulated other comprehensive income) for the five most recent quarters.

CALCULATION OF OPERATING INCOME RETURN ON AVERAGE EQUITY
ROLLING TWELVE MONTHS ENDED SEPTEMBER 30, 2005

($ in thousands)

Numerator:

	Three Months Ended
	Dec. 31, 2004	March 31, 2005	June 30, 2005	Sept. 30, 2005	Rolling Twelve Months Ended September 30, 2005

Net income	$57,308	$60,083	$48,031	$69,891	$235,313
Net of:
Realized investment gains
(losses), net of income tax
Investments	2,873	18,121	4,288	2,347	27,629
Derivatives	(337)	(4,139)	(16,913)	4,980	(16,409)
Related amortization of
deferred policy
acquisition costs,
net of income tax benefit	(35)	(14,568)	(832)	(105)	(15,540)
Add back:
Derivative gains related
to Corp. debt and investments
net of income tax	2,801	2,395	1,924	1,805	8,925
Operating Income	$57,608	$63,064	$63,412	$64,474	$248,558

Denominator:
	Share-Owners’ Equity	Accumulated Other Comprehensive Income	Share-Owners’ Equity Excluding Accumulated Other Comprehensive Income

September 30, 2004	$2,117,109	$294,045	$1,823,064
December 31, 2004	2,166,327	296,311	1,870,016
March 31, 2005	2,124,402	198,974	1,925,428
June 30, 2005	2,299,265	339,778	1,959,487
September 30, 2005	2,200,866	184,511	2,016,355
Total			$9,594,350
Average			$1,918,870
Operating Income Return on Average Equity			13.0%

CALCULATION OF NET INCOME RETURN ON AVERAGE EQUITY
ROLLING TWELVE MONTHS ENDED SEPTEMBER 30, 2005

($ in thousands)

Numerator:

Net income - three months ended December 31, 2004	$57,308
Net income - three months ended March 31, 2005	60,083
Net income - three months ended June 30, 2005	48,031
Net income - three months ended September 30, 2005	69,891
Net income - rolling twelve months ended September 30, 2005	$235,313

Denominator:

	Share-Owners’ Equity	Accumulated Other Comprehensive Income	Share-Owners’ Equity Excluding Accumulated Other Comprehensive Income

September 30, 2004	2,117,109	294,045	1,823,064
December 31, 2004	2,166,327	296,311	1,870,016
March 31, 2005	2,124,402	198,974	1,925,428
June 30, 2005	2,299,265	339,778	1,959,487
September 30, 2005	2,200,866	184,511	2,016,355
Total			$9,594,350
Average			$1,918,870
Net Income Return on Average Equity			12.3%

FORWARD-LOOKING STATEMENTS

This release and the supplemental financial information provided includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the following known trends and uncertainties: the Company is exposed to the risks of natural disasters, malicious and terrorist acts that could adversely affect the Company’s operations; the Company operates in a mature, highly competitive industry, which could limit its ability to gain or maintain its position in the industry; a ratings downgrade could adversely affect the Company’s ability to compete; the Company’s policy claims fluctuate from period to period, and actual results could differ from its expectations; the Company’s results may be negatively affected should actual experience differ from management’s assumptions and estimates; the use of reinsurance introduces variability in the Company’s statements of income; the Company could be forced to sell investments at a loss to cover policyholder withdrawals; interest rate fluctuations could negatively affect the Company’s spread income or otherwise impact its business; equity market volatility could negatively impact the Company’s business; a deficiency in the Company’s systems could result in over or underpayments of amounts owed to or by the Company and/or errors in the Company’s critical assumptions or reported financial results; insurance companies are highly regulated and subject to numerous legal restrictions and regulations; the Company is exposed to potential risks from recent legislation requiring companies to evaluate their internal controls over financial reporting; changes to tax law or interpretations of existing tax law could adversely affect the Company and its ability to compete with non-insurance products or reduce the demand for certain insurance products; financial services companies are frequently the targets of litigation, including class action litigation, which could result in substantial judgments; the financial services industry is sometimes the target of law enforcement investigations and the focus of increased regulatory scrutiny; the Company’s ability to maintain low unit costs is dependent upon the level of new sales and persistency of existing business; the Company’s investments are subject to market and credit risks; the Company may not realize its anticipated financial results from its acquisitions strategy; the Company is dependent on the performance of others; the Company’s reinsurers could fail to meet assumed obligations, increase rates, or be subject to adverse developments that could affect the Company; computer viruses or network security breaches could affect the data processing systems of the Company or its business partners; the Company’s ability to grow depends in large part upon the continued availability of capital; and new accounting rules or changes to existing accounting rules could negatively impact the Company. Please refer to Exhibit 99 of the Company’s most recent Form 10-K/10-Q for more information about these factors which could affect future results.

CONTACTS:

Allen Ritchie
Executive Vice President and Chief Financial Officer
(205) 268-3500

Chip Wann
Vice President, Corporate Finance/Investor Relations
(205) 268-6461